SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2009

PIONEER NATURAL RESOURCES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O'Connor Blvd., Suite 200, Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

(972) 444-9001
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2009, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Pioneer Natural Resources Company (the “Company”) took the following actions with regard to the compensation of the Company’s “named executive officers” (the executive officers of the Company for whom disclosure was required in the Company’s proxy statement for its 2008 Annual Meeting of Stockholders):

    1. The Committee determined not to increase the base salaries of the NEOs for 2009 compared to 2008.

2. The Committee approved the payment of cash bonuses to the named executive officers, based on the Committee’s assessment of 2008 performance, as follows:

Named Executive Officer	Amount of 2008 Cash Bonus
Scott D. Sheffield	$1,242,800
Timothy L. Dove	$586,755
Richard P. Dealy	$487,200
Chris J. Cheatwood	$317,720
Mark S. Berg	$317,720

3. The Committee established targets for the Company’s named executive officers for 2009 bonuses payable in 2010 under the Company’s Annual Incentive Bonus Plan, as described below. The 2009 bonus target is shown as a percentage of 2009 base salary, and the actual amount paid may be at, above or below the target level:

Named Executive Officer	2009 Bonus Target
Scott D. Sheffield	100%
Timothy L. Dove	90%
Richard P. Dealy	85%
Chris J. Cheatwood	65%
Mark S. Berg	65%

The award of 2009 bonuses will be based on the Committee’s evaluation regarding the Company’s success in its performance against internal financial and operational goals, taking into account industry conditions and other factors impacting the Company’s performance, and management’s contributions to achievement of those goals. Financial objectives for 2009 include oil and gas production, operating expense levels, general and administrative expense levels, year-end indebtedness, finding costs, reserve replacement, and return on equity. Another objective is based on the Company’s performance in the areas of safety and environmental. Although the Compensation Committee does not establish a specific net asset value performance metric, the committee generally does consider changes in the Company’s net asset value per share in making its discretionary determination of final bonus awards.

4. The Committee made awards of restricted stock, performance units and stock options under the Company’s 2006 Long-Term Incentive Plan to the named executive officers, as follows.

Named Executive Officer	Number of Restricted Shares Awarded	Number of Performance Units Awarded	Number of Shares Underlying Options Awarded
Scott D. Sheffield	120,919	60,459	115,337
Timothy L. Dove	70,768	35,384	67,500
Richard P. Dealy	42,322	21,161	40,368
Chris J. Cheatwood	26,590	13,295	25,363
Mark S. Berg	25,696	12,848	24,509

Performance units entitle the recipient to the payment of shares if, and only if, the performance of the Company’s common stock relative to that of the Company’s peers ranks the Company above a “threshold” level. Payouts can range from zero percent to 250 percent of the number of performance units depending on the Company’s relative ranking. Dividends declared during the performance period will be paid at the end of the three-year performance period only on shares delivered for earned units up to a maximum of target shares. Vesting of unearned performance units accelerates upon a change in control.

The restricted stock awards will vest on the third anniversary of the date of grant, provided the officer remains employed with the Company. The vesting of restricted stock accelerates upon a change in control.

The stock options will vest on the third anniversary of the date of grant, provided the officer remains employed with the Company. The options have a ten-year term with an exercise price of $15.62, the closing price of the Company’s common stock on the date immediately prior to the date of grant. Upon the occurrence of a change in control, the options will become immediately exercisable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersined hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

	By:	/s/ Frank Hall
Frank Hall,
Vice President and Chief Accounting Officer

Dated: February 24, 2009